Exhibit 10.55

Summary of Compensation Package for Mr. Kurt Briner

On August 15, 2011, the board of directors of BioAmber Inc. (the “Company”) approved to the following compensation package for Mr. Kurt Briner for his service as an independent director and Chairman of the Board of Directors:

a.	an annual fee of $50,000 with a payment schedule to be determined by the Chief Executive Officer (the fee to apply to Mr. Kurt Briner as Chairman of the Board retroactively as of April 17, 2011); and

b.	the grant of options to purchase 500 shares of the Company’s common stock pursuant to the Company’s stock option plan at an exercise price of $369.14 per share, such options vesting over two years; 50% as of April 17, 2012 and 50% as of April 17, 2013.

Mr. Briner does not have a written agreement with respect to director compensation.